Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Bullpen Parlay Acquisition Company (the “Company”) on Form S-1 of our report dated April 30, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of the Company as of April 8, 2021 and for the period from April 1, 2021 (inception) through April 8, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Melville, NY
November 16, 2021